Exhibit 23.3

CONSENT OF INDEPENDENT AUDITOR’S

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Echo Global Logistics, Inc. (pertaining to the Echo Global Logistics, Inc. 2015 Inducement and Retention Stock Plan for Command Employees) of our report dated April 10, 2015 relating to the consolidated financial statements of Command Transportation, LLC and Subsidiary as of and for the years ended December 31, 2014, 2013, and 2012, appearing in the Form 8-K filed with the Securities and Exchange Commission on April 27, 2015.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

Oak Brook, Illinois
June 1, 2015